UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2012

(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 Legacy Drive, Plano, Texas	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 972-673-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Report is incorporated by reference herein.

Item 1.02   Termination of a Material Definitive Agreement.

On September 25, 2012, Dr Pepper Snapple Group, Inc. (the “Company”) terminated its five-year Amended and Restated Credit Agreement, dated as of April 11, 2008,  by and among the Company, the lenders and issuing bank party thereto,  JPMorgan Chase Bank, N.A., as administrative agent thereunder, and the other parties thereto (the “Prior Credit Agreement”).  The Prior Credit Agreement was to mature on April 11, 2013, but was terminated in connection with the execution of the Credit Agreement identified in Item 2.03 of this Current Report on Form 8-K.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 25, 2012, the Company entered into a new five-year unsecured Credit Agreement (the “Credit Agreement”), among the Company, the Lenders and Issuing Banks party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; Bank of America, N.A. and Deutsche Bank Securities Inc., as Syndication Agents, and Branch Banking and Trust Company, Credit Suisse AG, Cayman Islands Branch, HSBC Bank USA, N.A., Morgan Senior Funding, Inc., UBS Securities LLC and U.S. Bank National Association, as Co-Documentation Agents.

The Credit Agreement provides for a $500 million revolving line of credit, with a $75 million letter of credit sublimit and a $50 million swingline advance sublimit.  The Credit Agreement further provides that the Company may request at any time, subject to the satisfaction of certain conditions, that the aggregate commitments under the facility be increased by a total amount not to exceed $250 million. Revolving loans under the Credit Agreement will generally accrue interest at a rate, at the election of the Company, equal to (i) an alternate base rate plus an applicable margin or (ii) adjusted Eurodollar rate plus an applicable margin. The applicable margin is based on a pricing grid tied to the credit ratings of the Company assigned by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services.  Swingline advances will accrue interest at a rate equal to an alternate base rate plus the applicable margin.

The Credit Agreement’s representations, warranties, covenants and events of default are generally customary for investment grade credit and includes a covenant that requires the Company to maintain a ratio of consolidated total debt (as defined) to annualized consolidated EBITDA (as defined) of no more than 3.00 to 1.00, tested quarterly.  Upon the occurrence of an event of default, among other things, amounts outstanding under the Credit Agreement may be accelerated and the commitments may be terminated.  As was the case with the Prior Credit Agreement, the Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s direct and indirect domestic subsidiaries on the terms set forth in the Credit Agreement.  The Credit Agreement has a maturity date of September 25, 2017; however, the Company, with the consent of lenders holding more than 50% of the total commitments under the Credit Agreement and subject to the satisfaction of certain conditions, may extend the maturity date for up to two additional one-year terms.

In the ordinary course of their respective businesses, many of the lenders or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company for which they received, or may receive, customary fees and reimbursement of expenses.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The summary of the Credit Agreement in this Item 2.03 is qualified entirely by the terms and conditions set forth in the Credit Agreement, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of September 25, 2012, among the Company, the Lenders and Issuing Banks party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; Bank of America, N.A. and Deutsche Bank Securities Inc., as Syndication Agents, and Branch Banking and Trust Company, Credit Suisse AG, Cayman Islands Branch, HSBC Bank USA, N.A., Morgan Senior Funding, Inc., UBS Securities LLC and U.S. Bank National Association, as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2012	Dr Pepper Snapple Group, Inc.

	By:	/s/ James L. Baldwin
	Name:	James L. Baldwin

	Title:	Executive Vice President & General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.1

Credit Agreement, dated as of September 25, 2012, among the Company, the Lenders and Issuing Banks party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; Bank of America, N.A. and Deutsche Bank Securities Inc., as Syndication Agents, and Branch Banking and Trust Company, Credit Suisse AG, Cayman Islands Branch, HSBC Bank USA, N.A., Morgan Senior Funding, Inc., UBS Securities LLC and U.S. Bank National Association, as Co-Documentation Agents.